Exhibit 10.27

Summary of Compensation Arrangements for Named Executive Officers and Directors

This summary sets forth, as of March 7, 2014, the material compensation arrangements for each of the “named executive officers,” as defined in Item 402 of Regulation S-K, and directors of Tangoe, Inc. (the “Company”).

Compensation Arrangements for Named Executive Officers

Base Salary

Albert R. Subbloie, Jr., President and Chief Executive Officer	$475,000
Gary R. Martino, Chief Financial Officer	$335,000
Charles D. Gamble, Senior Vice President, Customer Account Management	$200,000
Christopher Mezzatesta, Chief Revenue Officer	$240,000
Scott E. Snyder, Senior Vice President, Corporate Development & Global Financial Operations	$220,000

2014 Corporate Bonus Plan

Certain of the Company’s named executive officers are eligible to receive compensation under the Company’s 2014 Corporate Bonus Plan (the “Plan”) based on the Company’s achievement of certain goals with respect to (i) adjusted EBITDA as announced by the Company in its earnings releases, which will be calculated based on net income (loss) adjusted, in accordance with the Company’s historical practice, to exclude the impact of items not directly resulting from the Company’s core business including, without limitation, interest income and expense, income tax provision (benefit), depreciation and amortization and stock-based compensation expense, and (ii) revenue.  For purposes of the Plan, the calculation of adjusted EBITDA will also exclude the effect of payment of the bonuses that are payable under the Plan.

The Plan provides for the payment of cash incentive bonuses (i) on a quarterly basis for achievement of corporate quarterly goals with respect to adjusted EBITDA and revenue (“Quarterly Bonuses”), (ii) at year-end in the event that corporate annual goals with respect to adjusted EBITDA and revenue are achieved (“Year-End Bonuses”) and (iii) at year-end for additional overperformance with respect to adjusted EBITDA (“Overperformance Bonuses”).  Each Plan participant is eligible to receive Quarterly Bonuses and a Year-End Bonus up to respective maximum amounts that are specified under the Plan for that participant.  Once the Company’s performance with respect to a quarter or the year is known, the amount eligible to be paid under the Plan in Quarterly Bonuses or Year-End Bonuses, as applicable, is determined on an aggregate basis, from which the participants are eligible to receive pro rata shares based on the percentages that their respective maximum potential bonuses for the quarter or the year, as applicable, represent out of the applicable aggregate maximum bonuses for all participants under the Plan.  For the participants in the Plan that are eligible to receive Overperformance Bonuses, their individual Overperformance Bonus amounts are determined according to fixed percentages, specified under the Plan, of the aggregate Overperformance Bonus amount eligible to be paid under the Plan based on the Company’s performance for the year.  Of the Company’s named executive officers:

•                  Albert R. Subbloie, Jr., the Company’s President and Chief Executive Officer, is eligible to receive Quarterly Bonuses and a Year-End Bonus up to a maximum of $400,000 in the aggregate, plus 30% of the aggregate Overperformance Bonuses, if any, which amount is not subject to limitation.

•                  Gary R. Martino, the Company’s Chief Financial Officer, is eligible to receive Quarterly Bonuses and a Year-End Bonus up to a maximum of $190,000 in the aggregate, plus 20% of the aggregate Overperformance Bonuses, if any, which amount is not subject to limitation.

•                  Scott E. Snyder, the Company’s Senior Vice President, Corporate Development & Global Financial Operations, is eligible to receive Quarterly Bonuses and a Year-End Bonus up to a maximum of $90,000 in the aggregate, plus 10% of the aggregate Overperformance Bonuses, if any, which amount is not subject to limitation.

Under the Plan, 35% of any Quarterly Bonuses and Year-End Bonus eligible to be paid to a participant under the Plan, other than to the Company’s President and Chief Executive Officer, is payable in the discretion of the Company’s President and Chief Executive Officer based on the Chief Executive Officer’s assessment of such participant’s performance during 2014, including, without limitation, with respect to goals and objectives that may be established by the Chief Executive Officer for such participant.  In addition, the Company’s Board of Directors (the “Board”) and the compensation committee of the Board hold discretion to reduce any Year-End Bonus payable under the Plan, provided that such discretion may not be exercised so as to reduce a participant’s aggregate Quarterly Bonuses and Year-End Bonus to an amount that is less than 85% of the potential bonus amount payable to such participant under the Plan (exclusive of Overperformance Bonuses), after giving effect to any reduction of such bonuses by the Chief Executive Officer pursuant to the discretion described above with respect to 35% of any bonus.

For Quarterly Bonuses, a quarterly adjusted EBITDA goal must be exceeded before any bonus is payable. Thereafter, Quarterly Bonuses are eligible to be paid, in the aggregate, in the amount by which achieved adjusted EBITDA exceeds the goal established for the quarter, subject to quarterly maximums.  50% of such aggregate Quarterly Bonus amount is payable upon achievement of the applicable adjusted EBITDA goal with the remaining 50% payable subject to reduction in accordance with the percentages in the table below in the event the quarterly revenue goal under the Plan is not fully achieved:

Percentage Revenue Performance vs. Quarterly Goal	Percentage of Revenue Bonus Payable
100%	100%
99	80
98	60
97	30
96	15
95	5
Less than 95	0

Year-End Bonuses would be calculated in a manner similar to Quarterly Bonuses, with the excess of adjusted EBITDA for the year over the annual goal establishing a base amount for the Year-End Bonuses (subject to a maximum), with 50% of such amount being subject to reduction in accordance with the percentages in the table above in the event that the revenue goal for the year was not fully achieved.  The amounts of the Quarterly Bonuses paid during the year would then be subtracted from the Year-End Bonus base amount to determine the aggregate amount of Year-End Bonuses payable under the Plan.

To the extent that the Company’s adjusted EBITDA for 2014 exceeds the adjusted EBITDA goal for the year, 20% of such excess would be eligible to be paid to certain participants under the Plan as Overperformance Bonuses in accordance with their respective percentage interests in such Overperformance Bonuses specified in the Plan.

Bonus Arrangements for Charles D. Gamble

Charles D. Gamble, the Company’s Senior Vice President, Customer Account Management, does not participate in the Plan and is instead eligible to receive bonus compensation with respect to 2014 through the provisions of an individual bonus plan.  Under this plan, Mr. Gamble is eligible to receive a bonus in the amount of up to $125,000.  Of this amount, $75,000 is payable based on existing customer renewals and bookings net of attrition, $25,000 is payable based on the achievement of certain goals for the timing and amount of revenue recognized on a quarter-by-quarter basis from customer renewals net of attrition, $12,500 is payable based on the achievement of certain goals with respect to the terms obtained by the Company with respect to customer renewals, and $12,500 is payable based on the account management group managed by Mr. Gamble not exceeding budgeted amounts for travel and entertainment expenses.  The specific goals are to be determined in the discretion of the Company’s President and Chief Executive Officer.

Bonus Arrangements for Christopher Mezzatesta

Christopher Mezzatesta, the Company’s Chief Revenue Officer, does not participate in the Plan and is instead eligible to receive bonus compensation with respect to 2014 through the provisions of an individual bonus plan.  Under this plan, Mr. Mezzatesta is eligible to receive quarterly bonuses in the aggregate amount of up to $240,000.  The amount of each quarterly bonus is to be determined based on three metrics:

•                  50% of each quarterly bonus is to be determined based on aggregate annual recurring revenue, which we calculate as the aggregate annual value of recurring revenue customer contracts that we enter into during the period in question, attributable to new sales bookings during the quarter;

•                  40% of each quarterly bonus is to be determined based on aggregate revenue booked during the quarter; and

•                  10% of each quarterly bonus is to be determined based on performance with respect to corporate goals and objectives that may be established by the Company’s President and Chief Executive Officer in his discretion.

The specific goals for each metric are to be determined in the discretion of the Company’s President and Chief Executive Officer.

Equity Incentive Awards

Each of the Company’s named executive officers is eligible to receive stock options, restricted stock units and other equity incentive awards under the Company’s 2011 Stock Incentive Plan.

Compensation Arrangements for Non-Employee Directors

Cash Retainer

For service on the Board and its committees, the Company pays each non-employee director an annual retainer consisting of (i) $30,000 for service as a director (plus an additional $10,000 for service as the Lead Director), (ii) $5,000 for service on the audit committee (plus an additional $10,000 in the case of the chairman of the audit committee), (iii) $3,750 for service on the compensation committee (plus an additional $6,250 in the case of the chairman of the compensation committee), and (iv) $2,500 for service on the nominating and corporate governance committee (plus an additional $2,500 in the case of the chairman of the nominating and corporate governance committee). The annual retainer is payable quarterly in arrears. Each non-employee director may elect to receive all or part of the annual retainer in the form of unrestricted shares of common stock.  The number of shares of common stock to be issued will be determined by dividing the amount of the annual retainer to be received in the form of stock by the fair market value of the Company’s common stock on the date the annual retainer is to be paid. The Company also reimburses non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Equity Incentive Awards

On the date of each annual meeting of stockholders, each non-employee director that serves on the Board following such annual meeting is entitled to receive a restricted stock award for a number of shares of the Company’s common stock equal to $125,000 divided by the fair market value of the Company’s common stock on the date of grant. Each of these restricted stock awards will vest in full on the earlier of the one-year anniversary of the date of grant and the date of the Company’s annual meeting of stockholders for the subsequent year, subject to the non-employee director’s continued service as a director, and subject to full acceleration of vesting in the event of a change in control.